Pilgrim’s Pride Reports an Increase in Year Over Year Net Income of 175% for the Second Quarter

GREELEY, Colo., July 31, 2013 – Pilgrim’s Pride Corporation (NASDAQ: PPC) reports second quarter 2013 financial results with net sales of $2.2 billion, compared to $2.0 billion reported in the second quarter of 2012. Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $264.6 million compared to the $125.1 million generated in the prior year. Net income of $190.7 million reflected an improvement of 175% compared to the $69.4 million reported in the same period in 2012, with earnings per share reaching $0.74 compared to $0.27 in the second quarter of 2012.

“Our second quarter results continue to validate our strategy. Our focus on our key customers and ability to adapt to changing market conditions has helped us gain significant business in strategic channels to improve our sales mix, enabling us to take advantage of strong industry fundamentals. We continue to reap the benefits of operational excellence in areas of yield improvements and plant cost and efficiency gains, all of which contributed to our positive results, while our export and Mexico business continue to operate more favorably,” stated Bill Lovette, Pilgrim’s Chief Executive Officer.

“We’re also pleased to announce that we have substantially completed an amendment to our U.S. Credit Facility. With this amendment we will refinance the Revolver and the Term Loan B-1 through 2018 with reduced interest costs and more favorable covenants. We view this amendment as further confirmation of the progress we have made in optimizing our capital structure, supported by strong operations and our effective management of working capital, which enabled us to reduce our net debt to $834 million at quarter end, a leverage of 1.5 times our EBITDA of the last twelve months.”

Conference Call Information

A conference call to discuss Pilgrim’s quarterly results will be held tomorrow, August 1 at 7:00 a.m. Mountain (9 a.m. Eastern). Participants are encouraged to pre-register for the conference call using the link below. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

To pre-register, go to:
http://services.choruscall.com/links/ppc130801.html

You may also reach the pre-registration link by logging in through the investor section of our website at www.pilgrims.com and clicking on the link under “Upcoming Events.”

For those who would like to join the call but have not pre-registered, access is available by dialing +1 (877) 270-2148 within the US or +1 (412) 902-6510 internationally and requesting the “Pilgrim’s Pride Conference.” Please note that to submit a question to management during the call, you must be logged in via telephone.

Replays of the conference call will be available on Pilgrim’s website approximately two hours after the call concludes and can be accessed through the “Investor” section of www.pilgrims.com. The webcast will be available for replay through November 1, 2013.

About Pilgrim’s Pride

Pilgrim’s Pride Corporation employs approximately 37,500 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico. The Company’s primary distribution is through retailers and foodservice distributors.

Forward-Looking Statements

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are considered forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the Company’s business plan to achieve desired cost savings and profitability; future pricing for feed ingredients and the Company’s products; outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources; restrictions imposed by, and as a result of, Pilgrim’s Pride’s leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including anti-dumping proceedings and countervailing duty proceedings; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Rosemary Geelan
Pilgrim’s Pride Corp Investor Relations
Rosemary.geelan@pilgrims.com
(970) 506-8192
www.pilgrims.com

PILGRIM’S PRIDE CORPORATION
Condensed Consolidated Balance Sheets

	June 30	December 30
	2013	2012
	(Unaudited)
	(In thousands)
Cash and cash equivalents	$78,231	$68,180
Trade accounts and other receivables, less allowance
for doubtful accounts	390,461	384,930
Account receivable from JBS USA, LLC	3,892	1,514
Inventories	952,191	950,296
Income taxes receivable	60,388	54,719
Prepaid expenses and other current assets	71,166	56,047
Assets held for sale	28,830	27,042
Total current assets	1,585,159	1,542,728
Deferred tax assets	97,434	97,431
Other long-lived assets	38,941	45,523
Identified intangible assets, net	35,395	38,266
Property, plant and equipment, net	1,166,985	1,189,921
Total assets	$2,923,914	$2,913,869
Accounts payable	$327,185	$312,365
Account payable to JBS USA, LLC	5,793	13,436
Accrued expenses and other current liabilities	285,075	283,540
Income taxes payable	10,592	468
Current deferred tax liabilities	104,486	104,482
Current maturities of long-term debt	393	15,886
Total current liabilities	733,524	730,177
Long-term debt, less current maturities	911,939	1,148,870
Other long-term liabilities	87,031	125,825
Total liabilities	1,732,494	2,004,872
Common stock	2,590	2,590
Additional paid-in capital	1,643,606	1,642,003
Accumulated deficit	(424,424)	(669,711)
Accumulated other comprehensive loss	(32,710)	(68,511)

Total Pilgrim’s Pride Corporation stockholders’ equity	1,189,062	906,371
Noncontrolling interest	2,358	2,626
Total stockholders’ equity	1,191,420	908,997
Total liabilities and stockholders' equity	$2,923,914	$2,913,869

PILGRIM'S PRIDE CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30	June 24	June 30	June 24
	2013	2012	2013	2012
	(In thousands, except per share data)		(In thousands, except per share data)
Net sales	$2,184,119	$1,974,469	$4,221,048	$3,863,242
Costs and expenses:
Cost of sales	1,901,611	1,830,380	3,820,106	3,609,088
Gross profit	282,508	144,089	400,942	254,154
Selling, general and administrative expense	44,099	44,439	88,091	89,695
Administrative restructuring charges, net	480	389	964	3,274
Operating income	237,929	99,261	311,887	161,185

Interest expense	22,965	24,925	47,786	53,170
Interest income	(707)	(356)	(923)	(630)
Foreign currency transaction losses, net	9,713	8,212	2,089	2,284
Miscellaneous, net	(717)	(315)	(722)	(685)
Income before income taxes	206,675	66,795	263,657	107,046
Income tax expense (benefit)	15,884	(2,358)	18,638	(1,705)
Net income	190,791	69,153	245,019	108,751
Less: Net income (loss) attributable to
noncontrolling interests	86	(205)	(268)	220
Net income attributable to
Pilgrim’s Pride Corporation	$190,705	$69,358	$245,287	$108,531

Weighted average shares of common stock
outstanding:
Basic	258,826	258,726	258,825	241,144
Diluted	259,158	258,841	259,055	241,236

Net income per share of common
stock outstanding:
Basic	$0.74	$0.27	$0.95	$0.45
Diluted	$0.74	$0.27	$0.95	$0.45

PILGRIM'S PRIDE CORPORATION
Condensed Consolidated Statements of Cash Flows

	Twenty-Six Weeks
	June 30	June 24
	2013	2012
	(In thousands)
Cash flows from operating activities:
Net income	$245,019	$108,751
Adjustments to reconcile net income attributable to Pilgrim’s Pride
Corporation to cash provided by operating activities:
Depreciation and amortization	75,939	71,980
Foreign currency transaction losses	1,338	1,948
Accretion of bond discount	228	228
Asset impairment	-	1,342
Loss (gain) on property disposals	(824)	628
Share-based compensation	1,603	299
Changes in operating assets and liabilities:
Restricted cash and cash equivalents	-	8,013
Trade accounts and other receivables	(7,654)	(2,123)
Inventories	(579)	(109,638)
Prepaid expenses and other current assets	(15,114)	8,763
Accounts payable and accrued expenses and other current liabilities	7,097	7,403
Income taxes	4,687	(14,698)
Deposits	480	160
Long-term pension and other postretirement obligations	(2,149)	-
Other operating assets and liabilities	856	(2,734)
Cash provided by operating activities	310,927	80,322
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(48,969)	(37,561)
Purchases of investment securities	-	(162)
Proceeds from sale or maturity of investment securities	-	58
Proceeds from property sales and disposals	2,883	12,461
Cash used in investing activities	(46,086)	(25,204)
Cash flows from financing activities:
Proceeds from revolving line of credit	505,600	391,300
Payments on revolving line of credit, long-term borrowings and capital
lease obligations	(758,251)	(584,904)
Payment of note payable to JBS USA	-	(50,000)
Proceeds from sale of common stock	-	198,282
Cash used in financing activities	(252,651)	(45,322)
Effect of exchange rate changes on cash and cash equivalents	(2,139)	(2,178)
Increase in cash and cash equivalents	10,051	7,618
Cash and cash equivalents, beginning of period	68,180	41,609
Cash and cash equivalents, end of period	78,231	49,227

PILGRIM'S PRIDE CORPORATION
Selected Financial Information
(Unaudited)

“EBITDA” is defined as the sum of income (loss) from continuing operations plus interest, taxes,depreciation and amortization. “Adjusted EBITDA” is defined as the sum of EBITDA plus restructuring charges, reorganization items and loss on early extinguishment of debt less net income attributable to noncontrolling interests. EBITDA is presented because it is used by management and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with accounting principles generally accepted in the US (“GAAP”),to compare the performance of companies. We believe investors would be interested in our Adjusted EBITDA because this is how our management analyzes EBITDA from continuing operations. The Company also believes that Adjusted EBITDA, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. They should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

	Thirteen Weeks Ended		Twenty-Six Weeks
	June 30	June 24	June 30	June 24
	2013	2012	2013	2012
	(In thousands)		(In thousands)
Net income from continuing operations	$190,791	$69,153	$245,019	$108,751
Add:
Income tax expense (benefit)	15,884	(2,358)	18,638	(1,705)
Interest expense, net	22,258	24,569	46,863	52,540
Depreciation and amortization	38,149	36,214	75,939	71,980
Minus:
Amortization of capitalized loan costs	2,518	2,469	5,034	4,937
EBITDA	264,564	125,109	381,425	226,629
Add:
Restructuring charges	480	389	964	3,274
Minus:
Net income (loss) attributable to noncontrolling
interest	86	(205)	(268)	220
Adjusted EBITDA	$264,958	$125,703	$382,657	$229,683

PILGRIM'S PRIDE CORPORATION
Reconciliation of Net Debt

Net debt is defined as total long term debt, less current maturities, plus current maturities of long term debt minus cash and cash equivalents. Net debt is presented because it is used by us, and we believe it is frequently used by securities analysts, investors and other parties, in addition to and not in lieu of debt as presented under GAAP, to compare the indebtedness of companies. A reconciliation of net debt is as follows:

			Period Ended
	2011	2012	June 24, 2012	June 30, 2013
	(in Thousands)
Long term debt, less current maturities	1,458,001	1,148,870	1,214,619	911,939
Add: Current maturities of long term debt	15,611	15,886	15,617	393
Minus: Cash and cash equivalents	41,609	68,180	49,227	78,231
Net debt	1,432,003	1,096,576	1,181,009	834,101

PILGRIM'S PRIDE CORPORATION
Supplementary Selected Segment and Geographic Data

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30	June 24	June 30	June 24
	2013	2012	2013	2012
	(In thousands)		(In thousands)
Net sales to customers by country of origin:
US:	$1,921,872	$1,776,740	$3,730,358	$3,461,344
Mexico:	262,247	197,729	490,690	401,898
Total net sales:	$2,184,119	$1,974,469	$4,221,048	$3,863,242

Cost of sales by country of origin:
US:	$1,707,256	$1,650,885	$3,437,092	$3,251,154
Mexico:	194,355	179,495	383,014	357,934
Total cost of sales:	$1,901,611	$1,830,380	$3,820,106	$3,609,088

Components of gross profit
US:	$214,616	$125,855	$293,266	$210,190
Mexico:	67,892	18,234	107,676	43,964
Total gross profit:	$282,508	$144,089	$400,942	$254,154